Exhibit 3.13

INCORPORATION OF "ACBL DEL PARAGUAY SOCIEDAD ANONIMA" (CORPORATION). NUMBER ONE HUNDRED AND SIXTEEN (116).

In the city of Asunción, Capital of the Republic of Paraguay, on December 31st, 1998, before me -MARIA AMALIA LICITRA DE GIMENEZ, Notary Public, Record No. 429, holder of tax Identification No. [illegible] DM562870D - came Mr. ERNESTO VELAZQUEZ or ERNESTO ANDRES VELAZQUEZ ARGAÑA, names identifying the same and identical person, Paraguayan, Identification No. 699950, married, domiciled at Av. Mariscal López esquina Saravi (Edificio Finansud 1er. Piso), from this city; of age, capable, and known to me, I attest. He appeared in the name and on behalf of "ACBL Hidrovías Ltd" and "ACBL Argentina Ltd.", in his capacity as attorney-in-fact of the above entities and under the powers vested in him and transcribed hereinafter: 1) ACBL Hidrovías Ltd. - POWER OF ATTORNEY.

And THE APPEARING PARTY, ERNESTO VELAZQUEZ, in the name and on behalf of ACBL Hidrovías Ltd. and ACBL Argentina Ltd., dully accredited, SAYS: that the above entities have agreed to organize a Corporation, for which purpose they enter into the corresponding agreement, which shall be governed by the following terms and conditions:

CHAPTER I. NAME, TERM, PURPOSE.

SECTION 1) The corporation is dully established under the business name "ACBL del Paraguay SOCIEDAD ANÓNIMA", and shall be governed by these Bylaws and the legal provisions valid in the Republic of Paraguay-

SECTION 2) The company establishes legal domicile in the City of Asunción, Capital of the Republic of Paraguay, and may establish branches or agencies in any part of the country.

SECTION 3) The life of the Corporation shall be ninety nine (99) years, as from the date on which it is registered with the Public Registries, unless there is an extension or early dissolution.

SECTION 4) The purpose of the Corporation will be to perform, in Paraguay, in its own name, on behalf of third parties or in partnership a) in any part of the country or abroad, sea, river, lake, land or air transport, directly or indirectly, in coordination or combination, within the national territory or abroad, either with units of their own property or third party units, of any sort and system, to transport dry or liquid cargoes, passengers, parcels and mail, acting, as well, as shipping agent, under whatever office or title, required, without limitation, to aid the corresponding sea, river, lake, land and air units, their cargoes, or main and ancillary services. Perform, in the their own name or on behalf of third parties, all the operations, proceedings and handling tasks, necessary to transport cargo, passengers, parcels, mail from the point of origin to the final destination, by sea, river, lake, land or air transport, or combined. Operate ancillary or supplementary services from the above transport, by way of any system, created or to be created, of supply, support, repair, provision, fuel and lubricants supply; perform port, sea, river and lake towing, either domestically or abroad; build, acquire, transfer, take, lease and operate piers, pontoons, moorings, warehouses, silos, doing any kind of loading and unloading, stevedoring services, registering, for such purpose, in the pertaining registries. b) Commercial operations, through purchase-sale, barter, import, export, transfer, representation, agency, commission, consignment, sale and distribution of raw materials, products and byproducts, operation of patented inventions, and local and foreign brands, designs and industrial designs, and their commercialization within the country or abroad; c) Building of general elements for transportation of cargo and/or passengers, either by river, sea, land or air, with transport or any kind of supplementary device, be they vessels or vehicles of any sort, and/or property or realty, as well as fittings, technical and scientific equipment, as well as any kind of industrial device to be used in the sea, river, lake, land or air. d) Industrial operations, civil or commercial, acquire, promote, establish or operate any kind of commercial, industrial, forestry, agricultural or financial business, within the country or abroad. Import, export, buy, sell, receive and give in payment, barter, lease or operate any kind of vessel, property, realty and/or right to receive or give goods, property and realty, as well as other values and rights representing or related to the business purpose subject to consignation, representation, commission, deposit or any other legitimate title, and execute any legal act or agreement on them, including any type of charter or general transport contracts; buy, sell, operate and transfer concessions; hire and generate any kind of business, services of any sort and lawful operations, with the government, municipalities and authorities, public, private or mixed companies, local or foreign, and participate in any kind of public or private bidding / tendering process, either within the country or abroad, for their own account or that of third parties, or in partnership. e) Therefore, the company may do any lawful operation, whether listed above, and shall be entitled to file and start any legal, commercial, civil or criminal proceedings and operations which the Board of Directors may deem advisable, and directly or indirectly related to the corporate purpose, either before, during or after the operation of their business. It shall be fully entitled to execute any act, without limitations, except for those imposed by the law or these Bylaws.

CHAPTER II CAPITAL AND SHARES.

Section 5) The Capital Stock is set at THIRTY MILLION GUARANIES (Paraguayan currency) (30,000,000 Gs.) divided into thirty (30) shares, worth one million (1,000,000 Gs.) each. The shares shall bear the signature of the President, if the Board of Directors is comprised of only one member; or else, of the President and a Director, and meet the requirements stated in Section 1069 of the Civil Code. The shares shall be registered and endorsable, and will be numbered with Arabic numbers beginning 1.

SECTION 6) The Company, through resolution of the Special Meeting, may, from time to time, raise the Capital Stock. The increase may be done in any of the following ways, or combining one or more of them, at a time: a) Capitalizing reserves from Balance sheets approved by General Meeting of Shareholders, except for statutory reserves; b) As payment of profits from Balance Sheets approved by General Meeting; c) By converting obligations, debentures and other securities issued; the plan shall be submitted to the General Meeting for approval; d) In payment of property and/or rights acquired by the Company, provided these contributions become an actual and integral part of the Capital Stock, representing the value of the shares delivered in payment, e) Through new capital contributions, by way of share subscriptions. In the events of subparagraphs "a" and "b", the issued shares will be distributed among Shareholders in proportion to the number of shares held by them, and in the event of subparagraph "e", unless the issuance is given a particular destination by Resolution of the General Meeting, pronounced under the powers vested in it, those shares shall be preferred for subscription, within the term specified by the Board of Directors, by the shareholders, in proportion to their shareholdings. The resolutions on increasing capital stock shall be registered as a public record and entered at a Public Registry.

SECTION 7) The General Meeting will provide for any new issuance of shares and state the form and terms of payment thereof, as well as the term for Shareholders to exercise their call option, under the previous Section, and the manner in which they shall account for and exercise said right. The shareholders will be notified in writing of their right to exercise their call option.

SECTION 8) The Company may issue obligations or debentures, within or outside the country, under the terms stipulated by Special Meeting of Shareholders, authorizing the Board to do so.

SECTION 9) Until the shares are fully paid in, the shareholders will be given registered, non-transferable and interim certificates, which will bear the number of subscribed shares, the form of payment thereof and the amount paid in. For any transfer of shares, the holders shall notify the Board of Directors, in advance, in order to give the rest of the shareholders opportunity to buy them, as stated in section 10 of these Bylaws.

SECTION 10) None of the shareholders may transfer their shares to a third party, without having previously offered them to another shareholder/other shareholders. If there were more than two shareholders, they shall do as follows: The party willing to transfer those shares (the seller) shall notify the other shareholder, or shareholders, in case there were more than two stockholders, his intention to sell all or part of their shares. Once notice is given, the parties will set a fair market value, which will be the price. The other party will have thirty (30) days to inform the seller his intention to buy the shares for the fixed sale price. If the other party informs the sellers his intention to buy the shares, the purchaser will be given an additional sixty (60) days to execute the purchase. If, within the term specified, the interested party fails to inform the seller his intention to exercise his call option, or fails to execute the purchase, the seller may look for another buyer.

CHAPTER III. MANAGEMENT AND ADMINISTRATION.

SECTION 11) The Management and Administration of the Company will be vested in the Board of Directors composed of one (1), three (3) or five (5) members. The number of Directors will be decided at a General Meeting of Shareholders, when the members of the Board are voted for. Directors will be in office for one year, but shall exercise the duties, powers and obligations inherent to the position until their successors are appointed. Directors may be reelected indefinitely. They may be replaced at General Meetings.

SECTION 12) The Board of Directors will meet once a year, once convened by more than one of its members, and shall appoint a President and a Vice President, who will replace the President in case of absence, resignation or death. If the Board is composed of only one member, this member shall be appointed President-Director.

SECTION 13) The Board will meet when convened by its President, as often as the interests of the Company so require, and at least once a year. It will meet, extraordinarily, at the request of two (2) Directors.

SECTION 14) Board Meetings will be called by the President, with at least five (5) business days notice. The meeting and the agenda will be notified to the Directors and Administrators, in writing, at their registered address. If the Board is composed of three members, there will be quorum provided two (2) Directors are present; and if it is composed of five members, there will be quorum with three (3) members present. Any Board resolution will be adopted with the affirmative votes of the majority of the members present, and each member will have a right to vote. If there is a tie, the President will decide with his vote, which, on this occasion, will count double. All the resolutions adopted will be recorded in the Minutes Book of the Board.

SECTION 15) The Board may hold valid meetings in Paraguay or abroad, with the majority of the Directors present and the Administrator, or the written authorization of the Directors or Administrator, in case they are absent; and any resolution will be adopted under the provisions of the Bylaws.

SECTION 16) In case of vacancies in the Board, due to death, absence, resignation, inability or due to impairment of one or more Directors, the remaining Director or Directors, and the Administrator, or the Administrator alone, if the Board is composed of only one Director, will appoint the successors who will hold office until the Director/s resumes, or until the General Meeting of Shareholders appoints new Directors.

SECTION 17) The Members of the Board will receive compensation set, annually, by the General Meeting of Shareholders.

SECTION 18) Duties and powers of the Board: a) Manage and administer the businesses of the Company with broad powers. b) Buy property and realty; enter into contracts for rental and lease of property, services and works; grant the pertaining private or public deeds. C) Enter into contracts for transport, charter, towage, insurance of any type as policyholder, consignation and business management; receive deposits; issue and endorse bills of lading, way-bills and permits; fulfill any kind of agency; register, purchase, transfer, license or sub-license trademarks, trade names or patents; negotiate, obtain or transfer shares and any kind of securities in individual companies, institutions or Public entities; buy assets or liabilities of Companies and industrial or commercial facilities; execute partnership agreements; accept and negotiate any kind of contract, concession and loan with National or Municipal Government Departments, Autonomous Government Agencies or Foreign Public Authorities. d) Transact with Official or Private Banks, or any other Bank or Financial Institution within the country or abroad; open or get to open bank accounts of any sort; draw and pay checks or overdrafts; issue, accept and endorse bills of exchange, sureties, checks and promissory notes or any other negotiable instrument; grant bonds and letters of credit; issue protests; e) Grant or take loans, with or without mortgage, pawn or collateral whatsoever; create, transfer, accept or terminate pawns, mortgages and any other type of right in rem; collect and receive all the receivables owed to the  Company or third parties represented by the Company; agree to novations, releases or discharges of debt f) Appoint Managers, vesting them with the pertaining powers; issue General or Special Powers of Attorney conferring the authority they shall deem convenient, as often as they consider necessary; authorize one or several Directors to execute specific acts, act as managing director, constitute branches or agencies, and assign them capital; act as accuser in the event of wrongs against corporate interests, thus granting the corresponding agencies; and perform whatever act they may consider convenient for the sound administration of the Company, and that, due to the legal status of the company, they may and shall perform without limitation whatsoever.

SECTION 19) The legal representation of the Company shall be exerted through the signature of the Director-President, if the Board is composed of only one member; or, otherwise, through the joint signature of the President and Vice President and any of the Directors; or the joint signature of the President and the Vice President. The acts of the members of the Board, mentioned above, shall be approved by resolution of the Board, which will be registered in the corresponding book under the provisions of section 14 of these Bylaws.

CHAPTER IV ADMINISTRATOR.

SECTION 20) An official administrator will be in charge of auditing the company, and will be appointed for a one-year term by the General Meeting of Shareholders, which will also appoint a Deputy Administrator, who will replace the Official Administrator in case of death, resignation, absence or inability. They may both be reelected, and their powers and duties are set forth in Section 117 of the Civil Code. Their Compensation will be set by General Meeting of Shareholders.

CHAPTER V MEETINGS.

SECTION 21) The General Meeting of Shareholders will meet within four (4) months as from each year-end, whose date shall be set under section 30 of these Bylaws. The General Meeting of Shareholders will meet as often as necessary, for the purposes of section 1079, subparagraphs c and d, of the Civil Code. The Special Meeting of Shareholders will meet, at the request of the Board of Directors or the Administrator or whenever convened by Shareholders representing, at least, the twentieth of the subscribed capital, indicating the purpose of the request; and the Board shall, promptly, meet this request.

SECTION 22) General Meetings shall be summoned by way of notices published for five (5) days, at least, ten (10) days in advance, not earlier than thirty (30) days from the scheduled date, in the Official Bulletin and a Newspaper from the Capital; the notice shall include the purpose of the meeting. The Board will, at the same time, decide on those Shareholders whose travel expenses will be borne by the company. The second call will be within thirty (30) days, through notice published in a newspaper from the Capital and in the Official Bulletin, for three (3) days, and at least eight (8) days in advance. Both calls will be simultaneous. In this case, the General Meeting will be summoned, in second call, on the same day, an hour after the time set for the first call.

SECTION 23) At the Meeting, no items will be discussed or resolved, except for those included in the corresponding agenda.

SECTION 24) The General Meeting of Shareholders will be legally held, provided fifty one per cent (51%) of the voting shares are present, at first call. Upon the second call, the meeting will be legally held regardless of the number of shareholders in attendance. During voting and Meeting resolutions, the holder of each share shall have a right to vote. The Special Meeting of Shareholders shall be legally held, at first call, with the attendance of shareholders representing sixty per cent (60%) of the voting shares. Upon second call, the meeting requires, at least, thirty per cent (30%) of the voting shares.

SECTION 25) Meeting resolutions shall be binding upon the Company and the Shareholders, and shall be adopted by the majority of the votes present, except for the cases provided in Section 1091 of the Civil Code, in which we shall proceed accordingly.

SECTION 26) In order to participate in the Meetings, the Shareholders shall deposit their share certificates in the office of the Secretary of the Company, or receipt thereof in the Bank of the country or abroad, no later than three (3) days before the Meeting. The receipt granted as proof of deposit will confer the Shareholder the right to attend the Meeting.

SECTION 27) To attend the Meeting and exercise the rights arising from the shareholding, Shareholders may be represented by written proxy. The Company reserves the right to request the certificate of the signature and capacity of the signatory.

SECTION 28) The General Meeting of Shareholders will become acquainted with the report issued by the Board of Directors regarding the course of business, Balance sheets and inventories, as well as the report from the administrator, which will be submitted for approval, amendment or rejection, as convenient and legitimate; it will set the amount of the dividend, if applicable, the amount and destination of special resources proposed by the Board; and will appoint the Directors and Administrators, when applicable. In general, it will debate on and decide on the items submitted for consideration, as under applicable laws.

SECTION 29) the resolutions from the Meeting shall be registered in the Minutes Book and signed by two Shareholders, designated for such purpose.

CHAPTER VI BALANCE SHEETS, PROFITS AND RESERVE FUNDS.

SECTION 30) The closing date for the fiscal year will be set by the Board of Directors, under standing rules and regulations, and prior authorization, whenever necessary, from enforcing authorities.

SECTION 31) From the net and cashed in profits from each fiscal year 1) 5% or more will be allocated to the legal reserve, up to 20% of the subscribed capital. Once that percentage is attained, the Board will submit to the consideration of the Meeting whether to increase the reserve or keep it at 20%. 2) The balance, once other company reserves are deducted, will be distributed as dividends among Shareholders, in proportion to their shareholdings, provided the Meeting, per se or at the request of the Board, does not decide to carry it forward or allocate it differently, with the possibility of combining both alternatives.

CHAPTER VII. GENERAL PROVISIONS.

SECTION 32) Upon expiration of the life of the company or in case of early dissolution, the Board and the Administrator will wind up, unless the Special Meeting of Shareholders decides otherwise.

SECTION 33) Ernesto Velazquez and Marcelo Alvarado are designated to, either jointly or severally, do all the court and out of court proceedings to register these Bylaws, [illegible] execute the rectification or amendment deeds, necessary or required by enforcing authorities for the registration of these bylaws.

SECTION 34) Share subscription 1) ACBL Hidrovías Ltd. will subscribe twenty nine (29) shares, worth one million Guaraníes (1,000,000 Gs) each. Total value: twenty nine million Guaraníes (29,000,000 Gs), which will be numbered one (1) to twenty nine (29).- 2) ACBL Argentina Ltd. will subscribe one (1) share worth one million Guaraníes (1,000,000 Gs). Total value: One million Guaraníes (1,000,000 Gs) numbered thirty (30).

SECTION 35) In this deed of incorporation, the founding partners, partially, pay the subscribed capital, for a total amount of ten million Guaraníes (10,000,000 Gs), thus issuing a total of ten (10) shares; all of them common shares, worth one million Guaraníes (1,000,000 Gs) (face value) each and with a right to vote, per share, as follows: 1) ACBL Hidrovías Ltd. pays, in cash, the amount of nine million Guaraníes (9,000,000 Gs) represented by nine (9) shares, worth one million Guaraníes (1,000,000 Gs) each; 2) ACBL Argentina Ltd. pays, in cash, the amount of one million Guaraníes (1,000,000 Gs) represented by one (1) share, worth one million Guaraníes (1,000,000 Gs). SECTION 36) the first Board of Directors is established as follows: Director-President: Ernesto Velázquez. Official Administrator: Maria Betharram Ardissone de Gustafson.

UPON SUCH TERMS AND CONDITIONS the Company is incorporated and will do business as ACBL DEL Paraguay SOCIEDAD ANÓNIMA, and undertakes to abide by these Bylaws as by the law. In witness whereof, having previously read and ratified the contents herein, this document is hereby executed and delivered before me, and I, the authorizing party, hereby state for the record that I have personally received the declaration of intent from the subscriber and have read to him this deed, all of which I attest. SIGNED ERNESTO VELAZQUEZ.- BEFORE ME, MARIA AMALIA LICITRA DE GIMENEZ.